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                                                                   EXHIBIT 10.13

                                   AGREEMENT

         THIS AGREEMENT, effective as of March 15, 1993, among Georgia-Pacific Corporation (together with its subsidiaries being hereinafter referred to collectively as "Georgia-Pacific"), Hercules Incorporated (together with its subsidiaries being hereinafter referred to collectively as "Hercules"), and Lee
M. Thomas (hereinafter called "Thomas"):

         WHEREAS, Thomas is a member of the Board of Directors of Hercules Incorporated, and

         WHEREAS, Thomas has been offered and has accepted a position as an officer of Georgia-Pacific Corporation effective April 1, 1993, and

         WHEREAS, Georgia-Pacific and Hercules have independently determined that the level of competing sales of each corporation does not preclude Thomas from serving as a member of the Board of Directors of Hercules Incorporated while also serving as an officer of Georgia-Pacific Corporation pursuant to the exceptions to Clayton Act, Section 8 as amended 1990 (Sec. 19-2(8)), and

         WHEREAS, all parties, in an effort to resolve certain legal and ethical issues inevitably faced by an individual performing potentially conflicting roles as a director of one firm and an officer of another are establishing the basis of conduct the parties shall adhere to in order to accommodate the business interests of each party while ensuring compliance with U.S. antitrust and all other applicable State and Federal law:

         NOW, THEREFORE, the parties hereto in consideration of the mutual promises hereinafter set forth agree as follows:

         ARTICLE I - DEFINITIONS

         1.1 "Trade Secret" shall mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         1.2 "Confidential Information" shall mean proprietary and confidential financial, business and technical information, other than a Trade Secret, which is of tangible or intangible value and is not public information or is not generally known or available other than to those directors, officers, employees, contractors, customers or agents to whom it must be confided in order to apply it to the uses intended.

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         1.3     "Chemicals Business" means the formulation, manufacture,
development, promotion, sale, and distribution of chemicals derived from crude tall oil and chemicals used in the manufacture of paper products for imparting useful properties thereto including, without limitation, sizing, wet-strength, dry-strength and other chemicals useful in paper manufacturing.

         ARTICLE II - CONFIDENTIALITY

         A.      Hercules Information

                 2.1 In the course of his role as a member of the Hercules Incorporated Board of Directors, Thomas may have access to and receive disclosures from Hercules of Hercules' Trade Secret and Confidential Information. Thomas shall use such disclosed information solely for the purpose of fulfilling his obligation as a member of the Hercules Incorporated Board of Directors. Thomas shall not directly or indirectly disclose to any third party or otherwise use any of Hercules' Trade Secret or Confidential Information except as provided above, and specifically Thomas shall not disclose any such information to Georgia-Pacific or use any such Trade Secret or Confidential Information on behalf of Georgia-Pacific and/or affiliates, directors, officers, employees or agents of Georgia-Pacific.

                 2.2 The restrictions on disclosure of Hercules' Trade Secret and Confidential Information of paragraph 2.1 shall remain in effect unless such information becomes available to the public through action of Hercules.

         B.      Georgia-Pacific Information

                 2.3 In the course of his employment as an officer of Georgia-Pacific Corporation, Thomas may have access to and receive disclosures from Georgia-Pacific of Georgia-Pacific's Trade Secret and Confidential Information. Thomas shall use such disclosed information solely for the purpose of fulfilling his duties as an officer of Georgia-Pacific Corporation. Thomas shall not directly or indirectly disclose to any third party or otherwise use any of Georgia-Pacific's Trade Secret or Confidential Information except as provided above, and specifically Thomas shall not disclose any such information to Hercules or use any such Trade Secret or Confidential Information on behalf of Hercules and/or affiliates, directors, officers, employees or agents of Hercules.

                 2.4 The restrictions on disclosure of Georgia-Pacific Trade Secret and Confidential Information under paragraph 2.3 shall remain in effect at all times during the term of this Agreement and thereafter: (a) as to any item of Confidential Information, for a period of two (2) years following the termination of Thomas' employment with Georgia-Pacific; and (b) as to any Trade Secret, for such time as such item shall continue to constitute a trade secret under applicable law.

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         ARTICLE III - COMPETITIVE INFORMATION

         3.1 Georgia-Pacific shall use reasonable efforts to establish specific guidelines and procedures designed to isolate Thomas from information the exchange of which between Georgia-Pacific and Hercules could constitute a violation of any applicable antitrust or trade law or regulation ("Competitively Sensitive Information"), including, without limitation, information regarding the business and affairs of Georgia-Pacific's Chemicals Business that could reasonably be expected to be competitively sensitive with Hercules' Chemicals Business or any other business of Hercules. Thomas shall abide by such guidelines and procedures and Georgia-Pacific shall direct its employees to abide thereby. The specific guidelines and procedures expected to be established by Georgia-Pacific are as set forth in Attachment 1 which forms a part of this Agreement. These guidelines may be modified as necessary by Georgia-Pacific provided that in the opinion of the Senior Vice President - Law of Georgia-Pacific Corporation, the modified guidelines provide reasonable basis to isolate Thomas from Georgia-Pacific's Chemicals Business or any other business that could be competitively sensitive with Hercules. Georgia-Pacific shall notify Hercules Incorporated's General Counsel of any changes made in such guidelines and procedures.

         3.2 Information regarding general plant issues (environmental, health and safety) and government affairs which are appropriately discussed between Hercules and Georgia-Pacific, due to the toll manufacturing agreements between the parties relating to Georgia-Pacific's production of rosin tackifier at Crossett, Arkansas or Hercules' conversion of rosin for use at Toledo , Oregon, or general information communicated between Hercules and Georgia-Pacific in the context of both Georgia-Pacific's and Hercules' membership in trade organizations, such as CMA, are specifically excluded from the guidelines and procedures regarding Competitively Sensitive Information. This exclusion is not intended to permit Thomas to disclose or use any Competitively Sensitive Information.

         3.3 Thomas shall excuse himself from participation in any matter brought to the Hercules Board or a committee thereof as to which, notwithstanding any guidelines and procedures established pursuant to paragraph 3.1, he is aware of relevant Competitively Sensitive Information which, pursuant to paragraph 3.1, he should not possess.

         3.4 The parties hereto acknowledge the critical importance in complying with U.S. antitrust law of avoiding any disclosure or use by Thomas of Competitively Sensitive Information regarding either Georgia-Pacific's or Hercules' Chemicals Business or any other business of Georgia-Pacific or Hercules' Chemicals Business which could be competitive with the other. Competitively Sensitive Information may include, without limitation, capital expenditures; revenues and earnings and projected revenues and earnings, write-offs and other financial information; products, customer and supplier lists, pricing and costs information; business and marketing plans and proposals; manufacturing, production and operational methods, processes and techniques, technical data, designs, drawings and specifications; inventions (whether patentable or unpatentable and whether reduced to practice), ideas, research and development, know-how, formulas, compositions and trade secrets; acquisition and divestiture plans and proposals; computer software and processing systems; rights, obligations

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and liabilities; and all copies and tangible embodiments thereof (in whatever form or medium). Notwithstanding the confidentiality provisions of Article II hereof, Thomas agrees that he shall not directly or indirectly disclose to Hercules or use on behalf of Hercules any Competitively Sensitive Information of Georgia-Pacific, and that he shall not directly or indirectly disclose to Georgia-Pacific or use on behalf of Georgia-Pacific any Competitively Sensitive Information of Hercules. The foregoing restraint shall remain in effect as to any item of Georgia-Pacific's Competitively Sensitive Information unless and until such item becomes available to the public through action of Georgia-Pacific. Such restraint shall remain in effect as to any item of Hercules' Competitively Sensitive Information unless and until such item becomes available to the public through action of Hercules.

         ARTICLE IV - CONFLICTING BUSINESS TRANSACTIONS

         4.1 Thomas and Hercules acknowledge and agree that any information or business opportunity of which Thomas becomes aware, other than directly in the course of his service on the Hercules Incorporated Board, that is potentially useful or valuable to Georgia-Pacific's business, will be disclosed to Georgia-Pacific and will not be disclosed to Hercules, whether or not such information or business opportunity might also be useful or valuable to Hercules. Thomas and Georgia-Pacific acknowledge and agree that any information or business opportunity of which Thomas becomes aware directly in the course of his service on the Hercules Incorporated Board, will be disclosed to Hercules and will not be disclosed to Georgia-Pacific, whether or not such information or business opportunity might also be useful or valuable to Georgia-Pacific. Thomas shall excuse himself from participation in any matter brought to the Hercules Board or a committee thereof which relates to any information disclosed by Thomas to Georgia-Pacific pursuant to this paragraph.

         4.2 Thomas shall excuse himself from any participation in any matters brought to the Hercules Incorporated Board or a committee of said Board involving contracts or transactions between Hercules and any business unit of Georgia-Pacific or affiliates of Georgia-Pacific.

         4.3 Thomas acknowledges and agrees that he believes in good faith that service on the Hercules Incorporated Board does not conflict with his duty as an officer of Georgia-Pacific Corporation to act in its best interest. Thomas shall promptly resign from the Hercules Incorporated Board if at any time (a) in his view a conflict could be reasonably expected to arise between the performance of services as a member of the Hercules Incorporated Board of Directors and performance of his duties as an officer of Georgia-Pacific Corporation; or (b) this Agreement is held to violate applicable law; or (c) he is requested to do so by the Hercules Incorporated Board.

         ARTICLE V - COMPLIANCE WITH SECURITIES LAWS

         5.1 Hercules and Georgia-Pacific shall comply with their respective responsibilities under applicable Federal and State laws including U.S. securities laws regarding Thomas' serving as both a Hercules Director and a Georgia-Pacific officer, including any relevant disclosure requirements of any applicable laws.

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         ARTICLE VI - CERTIFICATION

         6.1 Thomas shall submit to Hercules and Georgia-Pacific on or before July 10 and January 10 of each year a certification to the effect that he has complied with all obligations of this Agreement during the relevant prior six (6) month period. The certification shall include a statement that he is not aware of any conflicts that have arisen since the date of the last certification, and that he is not aware of any business arrangement between Hercules and Georgia-Pacific which has created a conflict which necessitates
(a) consideration by the parties, (b) a modification of the terms of this Agreement, or (c) other appropriate action to ensure that all parties are in compliance with U.S. antitrust laws as well as other applicable State and Federal laws.

         6.2 Hercules and Georgia-Pacific, respectively, hereby certify to Thomas that their respective "competitive sales" with the other are less than the threshold provided in 15 U.S.C.A. Section 19(a)(2) (1991 Supp.), as amended and shall immediately notify Thomas if at any time such "competitive sales" are not less than such threshold.

         ARTICLE VII - REMEDIES

         7.1 Thomas acknowledges that breach of this Agreement by him shall constitute grounds for termination of his employment by Georgia-Pacific, possible forfeiture of post-employment retirement benefits from Georgia-Pacific and termination of his membership as a Director of Hercules for cause and possible forfeiture of all director benefits from Hercules.

         7.2 Hercules, Georgia-Pacific and Thomas each reserve all rights against the other in law and in equity to recover damages sustained or to seek injunctions or other equitable relief based upon a violation of this Agreement. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any State hereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

         ARTICLE VIII - RESPONSIBILITIES OF THE PARTIES

         No party hereto or their counsel shall be responsible for advising or failing to advise any other party hereto in connection with this Agreement, or for any liability imposed on any other party as a result of such party's acting in accordance herewith. The parties each represent and warrant that this Agreement does not conflict with any other agreement to which they are a party. Thomas acknowledges that he is not serving on the Hercules Board at the request of Georgia-Pacific and is not entitled to indemnification by Georgia-Pacific from liability arising from his service in such capacity. Thomas further acknowledges that he is not serving as an officer of

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Georgia-Pacific at the request of Hercules and is not entitled to indemnification by Hercules from liability arising from his service in such capacity.

         ARTICLE IX - TERM

         The term of this Agreement shall be for the shorter of the term of Thomas' tenure as a member of the Hercules Incorporated Board of Directors or as an officer of Georgia-Pacific Corporation. All secrecy and non-use provisions of this Agreement shall survive termination.

         ARTICLE X - LAW

         The terms of this Agreement shall be governed by and construed in accordance with internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors.

         ARTICLE XI - WAIVER

         No waiver by any party of any default or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         ARTICLE XII - SEVERABILITY

         The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto, provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         ARTICLE XIII - ENTIRE AGREEMENT

         This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and shall supersede any prior understanding or agreement to the contrary, and may not be amended or discharged except in a writing signed by all parties hereto.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written acknowledging their willingness and agreement to be bound to the terms of this Agreement.

                     HERCULES INCORPORATED



                     By:     /s/ Thomas L. Gossage
                         ---------------------------------------------------
                     Title:  Chairman, President and Chief Executive Officer
                     Date:  March 29, 1993



                     GEORGIA-PACIFIC CORPORATION



                     By:     /s/ A.D. Correll
                     Title:  President and Chief Operating Officer
                     Date:  March 29, 1993



                     LEE M. THOMAS


                     By:   /s/ Lee M. Thomas
                     Date:  March 29, 1993


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                                  ATTACHMENT 1

         Thomas shall be responsible in acting as a Georgia-Pacific officer to use reasonable efforts to avoid exposure to any Competitively Sensitive Information of Georgia-Pacific that may, if disclosed to Hercules, have the potential to adversely affect competition between Hercules and Georgia-Pacific's Paper and Pulp Chemical Business. Such information shall include the following as applied to any portion of Georgia-Pacific's business which is in competition with Hercules, more particularly to any of Georgia-Pacific's Paper and Pulp Chemical business:

         -  Prices, costs and sales of products

         -  Production data and distribution data

         -  Personnel lists and related data

         -  Strategic plans

         -  Business direction

         -  Acquisition plans

         -  Expansion plans

         -  G-P GO and other profit-improvement projects and studies

         -  Research and development programs

         The foregoing list is intended to be representative and not all inclusive of types of information to which Thomas shall be restricted pursuant to this Agreement.

         Thomas shall have the individual responsibility and the obligation to use reasonable best efforts to avoid exposure and access to the types of information described above and shall

         - Excuse himself from all discussions involving or which appear to have the potential to involve any such information

         -  Refrain from accessing or reviewing any such information

         - Require his staff at Georgia-Pacific to screen all documents coming to him to ensure they do not contain any such information

         - Immediately report any deviation or suspected deviation of the foregoing responsibilities to Georgia-Pacific's General Counsel.

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         Georgia-Pacific shall advise relevant officers and employees of the importance of avoiding disclosure of information of the kind described above to Thomas. Specifically, relevant officers and employees shall be directed and reminded annually

         -  To refrain from discussion of such information in Thomas' presence

         - To sanitize any documents or other communications directed or copied to Thomas to eliminate any such information

         - To review the effectiveness of existing procedures and, if necessary, to institute any additional procedures with the prior concurrence of Georgia-Pacific's General Counsel deemed to be necessary to restrict Thomas' exposure to such information.

         The information which shall be restricted to Thomas, as described above, shall not include general information such as environmental and health and safety issues, government affairs and related information which are known to Hercules as a result of appropriate communications in connection with the Toll Manufacturing Agreements between Georgia-Pacific and Hercules, or information communicated between Hercules and Georgia-Pacific in the context of each party's membership in trade organizations such as CMA. This exclusion shall not permit Thomas to disclose to Hercules any Competitively Sensitive Information.